Exhibit 10.1
SERVICES AGREEMENT
This Services Agreement (this “Agreement”), dated as of October 1, 2009 (the “Effective Date”), is by and between American Processing Company, LLC, a Michigan limited liability company (d/b/a NDeX) (the “Default Specialist”), James E. Albertelli, P.A., a Florida professional association d/b/a “Albertelli Law” (the “Firm”), and, solely for purposes of making the commitments set forth in Article VIII (Restrictive Covenants), James E. Albertelli (the “Restricted Party”). The Default Specialist and the Firm are hereinafter collectively referred to as the “Parties” and each as a “Party.” Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 below.
RECITALS
A. The Firm is engaged in the Practice of Law with offices in Jacksonville and Tampa, Florida. Prior to the date hereof, in addition to the Practice of Law, the Firm provided certain non-legal services to Clients, including the Mortgage Default Services.
B. Immediately prior to, and in connection with the transactions contemplated by this Agreement, the Firm has sold to the Default Specialist substantially all of the assets (the “Purchased Assets”) used by the Firm in the business of providing Mortgage Default Services to the Firm’s Clients and the Default Specialist has assumed certain liabilities of the Firm associated therewith (the “Assumed Liabilities”) pursuant to the Purchase Agreement.
C. The Firm now desires, subject to the terms and conditions described herein, to engage the Default Specialist to provide Mortgage Default Services to the Firm for the benefit of its Clients; provided, however, that the performance of any Legal Services in connection with the business of the Firm shall continue to be performed solely by the Firm.
D. The Restricted Party acknowledges and agrees that the Restricted Party will receive direct and substantial benefit from the consummation of the transactions contemplated by the Purchase Agreement and has agreed to become a party to this Agreement for the limited purpose of agreeing to certain covenants applicable to him as set forth in Article VIII (Restrictive Covenants).
AGREEMENTS
In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definition of Certain Terms. The terms defined in this Section 1.1, whenever used in this Agreement (including in the Schedules and Exhibits), shall have the respective meanings indicated below for all purposes of this Agreement:
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

“AAA” means the American Arbitration Association.
“Affiliate” as applied to any Person, means any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, includes the possession, directly or indirectly, of fifty percent (50%) or more of the voting power (or in the case of a Person which is not a corporation, fifty percent (50%) or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.
“Agencies” shall mean, individually or collectively, Fannie Mae, Freddie Mac, FHA, VA and GNMA and any other governmental agencies or quasi-governmental agencies who are residential mortgage lenders or residential mortgage loan servicing companies that are or become Clients of the Firm.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Applicable Law(s)” means any statute, law, ordinance, regulation, requirement, order or rule of any Governmental Body, or any governmental or administrative interpretation thereof, including, but not limited to, any and all federal, state and local laws governing the legal profession generally, including, but not limited to, the State of Florida’s Rules of Professional Conduct, the Fair Debt Collection Practices Act and the Graham-Leach-Bliley Act.
“Assumed Liabilities” has the meaning set forth in the Recitals of this Agreement.
“BLS” has the meaning set forth in Section 3.1(b) of this Agreement
“Breaching Party” has the meaning set forth in Section 9.3 of this Agreement.
“Business” means the business of providing Mortgage Default Services.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in Minneapolis, Minnesota.
“Change” and “Changes” have the meaning set forth in Article X of this Agreement.
“Claim” has the meaning set forth in Section 12.6 of this Agreement.
“Clients” shall mean residential mortgage lenders or residential mortgage loan servicing companies that have engaged the Firm, or may engage the Firm in the future, as well as any other Person who receives Legal Services in combination with Mortgage Default Services from the Firm.
“CPI” has the meaning set forth in Section 3.1(b) of this Agreement.
“CPI Percentage” has the meaning set forth in Section 3.1(b) of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

“Default Specialist Confidential Information” has the meaning set forth in Section 7.1(a) of this Agreement.
“Default Specialist” has the meaning set forth in the Preamble of this Agreement.
“Default Specialist Intellectual Property” has the meaning set forth in Section 7.6 of this Agreement.
“Default Specialist Workforce” has the meaning set forth in Section 5.1 of this Agreement.
“Effective Date” has the meaning set forth in the Preamble to this Agreement.
“Employee Expenses” means any and all employee costs of the Default Specialist Workforce, including, but not limited to, personnel salaries, overtime, bonuses, commissions, fringe benefits, accrued vacations, sick leave time, profit sharing, pension, and any insurance benefits.
“Engagement Letter” means any engagement letter, contract, agreement or other arrangement between the Firm and a Client.
“Exclusivity Term” means the period commencing on the Effective Date and continuing until the earlier of (i) two years from the Effective Date, or (ii) the date upon which an Exclusivity Termination Event shall have occurred.
“Exclusivity Termination Event” means the occurrence of any of the following: (i) the failure by the Firm or the Restricted Party to cure a Material Breach within sixty (60) days after receipt from the Default Specialist of a written notice describing such Material Breach, (ii) the Firm ceases to operate its legal services business as historically operated by the Firm prior to the Effective Date or (iii) the Firm becomes Insolvent.
“Extended Term” has the meaning set forth in Section 9.2 of this Agreement.
“Fannie Mae” shall mean the Federal National Mortgage Association.
“Fee Schedule” has the meaning set forth in Section 3.1(a) of this Agreement.
“Firm Confidential Information” has the meaning set forth in Section 7.2(a) of this Agreement.
“Firm Damages” has the meaning set forth in Section 12.4 of this Agreement.
“Firm” has the meaning set forth in the Preamble of this Agreement.
“First Installment Payment” has the meaning given to such term in the Purchase Agreement.
“First Invoice” has the meaning set forth in Section 3.2(b) of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

“First Invoice Amount” has the meaning set forth in Section 3.2(b) of this Agreement.
“FHA” shall mean the Federal Housing Administration.
“Force Majeure Condition” shall mean any condition or event beyond the control of the Party affected thereby, including, but not limited to, fire, explosion, or other casualty, act of God, war or civil disturbance, acts of public enemies, embargo, the performance or non-performance of third parties, acts of city, state, local or federal governments in their sovereign, regulatory, or contractual capacity, labor difficulties and strikes.
“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation.
“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with past practices.
“GNMA” shall mean the Government National Mortgage Association.
“Governmental Body” means any:
(a) federal, state, county, municipal, city, town, village, district, or other jurisdiction or government of any nature;
(b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or
(c) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Indemnified Party” has the meaning set forth in Section 12.6 of this Agreement.
“Indemnifying Party” has the meaning set forth in Section 12.6 of this Agreement.
“Initial Term” has the meaning set forth in Section 9.1 of this Agreement.
“Insolvent” means a party who makes an assignment for the benefit of its creditors, or voluntarily commences proceedings in bankruptcy, reorganization or liquidation under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., as amended, or under any other state, federal or Applicable Law for the relief of debtors (or an action under any such laws is commenced against such party and is not discharged within 60 days), or has a receiver, trustee or custodian appointed to operate its business who is not discharged within 60 days of his, her or its appointment.
“Investors” shall mean Fannie Mae, Freddie Mac, GNMA, FHA, VA, other Agencies and the Private Investors, collectively.
“Invoice” means any Monthly Invoice or the First Invoice.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

“Legal Services” means counseling or assisting others in matters that require the use of legal discretion and legal knowledge, the giving of advice or the rendering of any service requiring the use of legal skill or knowledge, including the provision of any service constituting the practice of law under all Applicable Laws.
“Malpractice Insurance Policies” has the meaning set forth in Section 4.6 of this Agreement.
“Material Breach” means any breach of this Agreement (other than, with respect to clauses (a), (b) or (c) below, as a result of a Force Majeure Condition) by one Party or, with respect to clause (d) only, the Firm that:
(a) significantly deprives the Non-breaching Party of the benefits afforded to it under this Agreement;
(b) causes the Non-breaching Party to suffer material losses or material damages that cannot be properly redressed by the payment of money;
(c) constitutes gross negligence or willful misconduct on the part of the Breaching Party that results in a material loss or material damages to the non-Breaching Party; or
(d) the failure by the Firm to timely pay any amounts owed to the Default Specialist under this Agreement.
“Measuring Month” has the meaning set forth in Section 3.1(b) of this Agreement.
“Monthly Invoice” has the meaning set forth in Section 3.2(a) of this Agreement.
“Mortgage Default Services” means all services relating to the residential (but not commercial) foreclosure, residential eviction, residential bankruptcy and litigation (with respect to any of the foregoing) practices of the Firm including, but not limited to, REO closing work, posting and publishing or other related services, but excluding in each instance any Legal Services and also excluding skip tracing, registered agent verification, real estate brokerage and short sale procurement services performed by lawyers in the Firm. For the avoidance of doubt, the Mortgage Default Services shall not include any of the functions performed by the PREO Software; provided, however, that the PREO Software shall not be used to perform any of the services relating to the residential (but not commercial) foreclosure, residential eviction, residential bankruptcy and litigation (with respect to any of the foregoing) practices of the Firm including, but not limited to, REO closing work, posting and publishing or other related services.
“New Fee Amount” has the meaning set forth in Section 3.1(b) of this Agreement.
“Non-breaching Party” has the meaning set forth in Section 9.3 of this Agreement.
“Office Products” has the meaning set forth in Section 4.4 of this Agreement.
“Parties” and “Party” each has the meaning set forth in the Preamble of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

“Person” means an individual, partnership, corporation (including a business trust, professional corporation or professional association), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Practice of Law” means any activities that constitute providing Legal Services.
“PREO Software” means those certain online bidding and loss mitigation software programs and applications (and all derivations thereof) owned by the Restricted Party or his Affiliates, whether or not such programs and applications are referred to by the name “PREO” or “REO2GO.”
“Prevailing Party” has the meaning set forth in Section 12.2 of this Agreement.
“Private Investors” shall mean private investors (i.e., non-Agency) who make or invest in residential mortgage loans.
“Purchase Agreement” means that certain Asset Purchase Agreement, executed on the Effective Date, but immediately prior to the execution of this Agreement, by and among the Firm, the Default Specialist, the Restricted Party and the other parties a party thereto.
“Purchased Assets” has the meaning set forth in the Recitals of this Agreement.
“Reasonable Attorneys’ Fees” shall mean those reasonable attorneys’ fees actually incurred and paid in obtaining a judgment in favor of the Prevailing Party, calculated based on a maximum hourly rate of $250.
“Restricted Period” has the meaning set forth in Section 8.1(a) of this Agreement.
“Restrictive Covenants” has the meaning set forth in Section 8.1 of this Agreement.
“Sales Tax” has the meaning set forth in Section 3.1(d) of this Agreement.
“Second Installment Payment” has the meaning given to such term in the Purchase Agreement.
“Standard Operating Procedures” means the operating procedures agreed to by the Parties regarding the integration of Mortgage Default Services provided by the Default Specialist and Legal Services provided by the Firm.
“Sublease Agreements” means those certain Sublease Agreements, each dated as of the date hereof, by and between the Firm and the Default Specialist.
“Territory” has the meaning set forth in Section 8.1(a) of this Agreement.
“VA” shall mean the Department of Veterans Affairs.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

“Veritas Software” means that certain case management software program owned by the Default Specialist and used in the provision of Mortgage Default Services whether or not such program is referred to by the name “Veritas”.
“Work Product” shall mean all work product developed by the Firm, or any of its employees or approved subcontractors (tangible, recorded or otherwise, and without regard to the form of recordation or state of completion) in the performance of Legal Services for Clients, whether or not the services being performed are complete.
“Work-in-Process” shall mean at any time all Work Product in the hands of the Firm including, but not limited to, mortgage loan files, bankruptcy, foreclosure or litigation files relating to any Client mortgage loan, working papers, narrative descriptions, reports, data, tapes, diskettes, software (if originally provided by a Client), and all material of similar character.
1.2 Additional Terms. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, paragraph, clause, Exhibit and Schedule references contained in this Agreement are references to sections, paragraphs, clauses and schedules in or to this Agreement, unless otherwise specified.
ARTICLE II
SERVICES TO BE PROVIDED BY THE DEFAULT SPECIALIST
2.1 Mortgage Default Services. The Firm hereby exclusively engages the Default Specialist, and the Default Specialist hereby agrees, to perform the Mortgage Default Services that the Firm has determined or established as necessary and essential for the benefit of, and on behalf of, its Clients. For all purposes under this Agreement, the term “Firm” shall include any other law firm or lawyer that becomes affiliated with the Firm or the Restricted Party or with whom the Restricted Party becomes affiliated. The Default Specialist hereby agrees to perform Mortgage Default Services for the Firm on an exclusive basis throughout the Territory during the Exclusivity Term.
2.2 Supervision of Default Specialist Personnel. The Parties intend that all employees of the Default Specialist who are providing Mortgage Default Services pursuant to this Agreement, shall, to the extent required by Applicable Law, work under the direct or indirect supervision of an attorney employed by the Firm in a manner consistent with the historical practices of the Firm. Such supervising attorney shall have the ultimate authority as to all legal decisions regarding each file, matter, or case for which the Default Specialist is performing Mortgage Default Services. Notwithstanding the foregoing, and in any event, the Firm agrees to cause its attorneys to provide supervision of the employees of the Default Specialist that are providing Mortgage Default Services in compliance with Applicable Law.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

2.3 Standard Operating Procedures. The Standard Operating Procedures shall be formulated in compliance with all Applicable Laws. The Standard Operating Procedures shall be amended from time to time by the Firm and the Default Specialist, in accordance with changes in Applicable Law, or for the reasonable accommodation of reasonable requests of Clients, Investors or Agencies, so long as any such amendments shall not materially increase the duties or responsibilities of the Default Specialist hereunder.
2.4 Exclusivity. During the Exclusivity Term, the engagement of the Default Specialist by the Firm shall be on an exclusive basis solely with respect to the Territory, and the Default Specialist, in its sole discretion, may provide Mortgage Default Services to any other Person outside of the Territory. From and after the end of the Exclusivity Term, the engagement of the Default Specialist by the Firm shall be on a non-exclusive basis, and the Default Specialist, in its sole discretion, may provide Mortgage Default Services to any other Person, either inside or outside the Territory.
ARTICLE III
COMPENSATION AND REIMBURSEMENT
3.1 Fees and Reimbursement.
(a) Initial Fee Schedule. Subject to the terms and conditions of this Section 3.1, in consideration for the performance of the Mortgage Default Services hereunder, the Default Specialist will be compensated on a per file fee basis for files referred by the Firm to the Default Specialist for processing in accordance with the following fee schedule (the “Fee Schedule”):

Type of File	Per File Fee
Foreclosure	$	[***]
Bankruptcy	$	[***]
Eviction	$	[***]
Litigation	$	[***]
REO Closing with Title	$	[***]
REO Closing without Title	$	[***]
The Fee Schedule set forth above shall be in effect for a period starting on the Effective Date and ending on September 30, 2010.
(b) Amendments to Fee Schedule.
(i) Commencing on October 1, 2010, on October 1st of each year during the Initial Term and any Extended Term of this Agreement, each per file fee set forth on the Fee Schedule shall be adjusted to equal that amount (the “New Fee Amount”) equal to the product of (x) the per file fee in effect during the immediately preceding calendar year and (y) the CPI Percentage. For each year, the New Fee Amount for each fee per file shall be submitted to the Firm in writing by the Default Specialist on a date that is no later than thirty (30) days after the publication of the Consumer Price Index – All Urban Consumers, U.S. City Average by the BLS for the applicable Measuring Month. For purposes of this Agreement, for any particular year during the Initial Term and any Extended Term of this Agreement, the “CPI Percentage” shall equal the product of (x) 100% and (y) a fraction, the numerator of which is the Consumer Price Index – All Urban Consumers, for the South Urban Region, Size Class A (the “CPI”) compiled and published by the Bureau of Labor Statistics and the Department of Labor (the “BLS”) for the United States of America for the month of August of the then current calendar year (the “Measuring Month”) and the denominator of which is the CPI for the month twelve (12) months prior to such Measuring Month. In the event that the CPI Percentage is less than 100% for any particular year, the Parties agree that there shall be a decrease to the New Fee Amount for such year. If the CPI shall be discontinued with no successor or comparable successor index, then the Default Specialist and the Firm agree to use the Consumer Price Index – All Urban Consumers, U.S. City Average published by the BLS or an successor index that most closely approximates such index. If the Consumer Price Index – All Urban Consumers, U.S. City Average shall be discontinued with no successor or comparable successor index, then the Default Specialist and the Firm shall attempt to agree in good faith upon a substitute index or formula.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(ii) For purposes of example only, to determine the CPI Percentage for the twelve-month period commencing on October 1, 2010, the CPI Percentage would equal the product of (x) 100% and (y) a fraction, the numerator of which would equal the Consumer Price Index – All Urban Consumers, for the South Urban Region, Size Class A published by the BLS for the month of August 2010 and the denominator of which would be the Consumer Price Index – All Urban Consumers, for the South Urban Region, Size Class A published by the BLS for the month of August 2009.
(c) Client Related Third Party Expenses. Notwithstanding anything to the contrary herein, the Firm agrees that it will pay all Client related third party expenses incurred by the Default Specialist in the performance of the Mortgage Default Services hereunder, including, but not limited to, fees paid for (i) title insurance; (ii) filing of deeds and other legal documents; (iii) sheriff services; (iv) packaging services; and (v) court costs.
(d) Taxes. The Firm acknowledges and agrees that the per file fees set forth in the Fee Schedule, as may be amended from time to time, do not include any applicable withholding, sales, use, excise, services or similar tax (any such tax, a “Sales Tax”). If any Sales Tax is assessed on the provision of any Mortgage Default Services under this Agreement, the Firm shall either (i) pay, reimburse or indemnify the Default Specialist for such Sales Tax or (ii) provide the Default Specialist with a certificate or other proof, reasonably acceptable to the Default Specialist, evidencing an exemption from liability for such Sales Tax. The Parties agree to cooperate with each other in determining the extent to which any Sales Tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out of state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.
3.2 Invoice and Payments.
(a) Invoice. Within fifteen (15) days following the end of each calendar month during the term of this Agreement, and any extensions or renewals thereof, the Default Specialist shall submit an invoice to the Firm (each a “Monthly Invoice”) indicating (i) the number and types of files referred by the Firm to the Default Specialist for processing during the preceding month, and (ii) the total amount due to the Default Specialist for such files referred during the preceding month; provided, however, that the Default Specialist and the Firm acknowledge and agree that only fifty percent (50%) of the aggregate amount due with respect to Foreclosure files referred by the Firm to the Default Specialist for processing during the preceding month shall be due and payable by the Firm in such Monthly Invoice and that the remaining balance owed by the Firm to the Default Specialist for such Foreclosure files shall be paid by the Firm to the Default Specialist no later than nine (9) months after the initial due date for such Monthly Invoice.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(b) First Invoice. The first Monthly Invoice (the “First Invoice”) shall be delivered by the Default Specialist to the Firm as soon as practicable after the Effective Date. The amount due on this First Invoice (the “First Invoice Amount”) shall be calculated as follows: the sum of (i) the product of (A) the number of Foreclosure Files open as of the Effective Date, multiplied by (B) a per file fee of $[***] for each such open Foreclosure File, plus (ii) the product of (A) the number of all other files identified on the Fee Schedule open as of the Effective Date, multiplied by (B) a per file fee of $[***] for each such open file. For purposes of example only, if there were [***] Foreclosure Files and [***] other files open as of the Effective Date, then the First Invoice Amount would be equal to $[***] (([***] x $[***])+([***] x $[***]) = $[***]). The Firm shall pay the First Invoice Amount to the Default Specialist as follows: (i) [***] Dollars ($[***]) shall be paid on December 1, 2009, (ii) [***] Dollars ($[***]) shall be paid on February 1, 2009, (iii) [***] Dollars ($[***]) shall be paid by offset against the First Installment Payment pursuant to Section 2.2 of the Purchase Agreement, and (iv) the remaining balance of the First Invoice Amount shall be paid by offset against the Second Installment Payment pursuant to Section 2.2 of the Purchase Agreement. The Default Specialist acknowledges and agrees that it will perform the Mortgage Default Services with respect to all files in process on the Effective Date which are the subject of the First Invoice in exchange for payment by the Firm of the First Invoice Amount as provided in this Section 3.2(b) and that no further amounts will be owed by the Firm to the Default Specialist for such Mortgage Default Services to be performed by the Default Specialist on such files other than any related third party expenses incurred by the Default Specialist in the performance of the Mortgage Default Services pursuant to Sections 3.1(c) or 3.1(d) hereof.
(c) Objection. The Firm shall have the right to dispute, in good faith, any Invoice, in part or in total. The Firm will promptly notify the Default Specialist of any dispute regarding any Invoice, and the Parties agree to use all commercially reasonable efforts to promptly resolve any such dispute. If the Parties are unable to reach a resolution, then the Parties will choose a mutually acceptable independent accounting firm to resolve such dispute. The decision of the independent accounting firm shall be final as to all matters relating to such dispute, and the Parties shall split all costs associated with the engagement of the independent accounting firm equally. When attempting to resolve any such dispute, the Parties agree to allow the other Party and the independent accounting firm access to all information relevant to such issue(s) in dispute, unless such access would violate any other provision of this Agreement, the attorney client privilege or any client secrets.
(d) Payment. The Firm shall pay each Monthly Invoice (other than the First Invoice) within forty-five (45) days after receipt thereof.
3.3 Reasonable Value. The Firm and the Default Specialist acknowledge and agree that the Fee Schedule and any increases thereto pursuant to Section 3.1(b), have been negotiated at arm’s-length and represent and shall represent the reasonable value of the Mortgage Default Services furnished by the Default Specialist pursuant to this Agreement, considering the nature and volume of the services required. Payment of the fees pursuant to Section 3.2 hereof is not intended to be and shall not be interpreted or applied as permitting the Default Specialist to share in the Firm’s fees for Legal Services performed by the Firm on behalf of its Clients.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

ARTICLE IV
AFFIRMATIVE COVENANTS OF THE FIRM
4.1 Exclusive Use of the Default Specialist for Mortgage Default Services. During the term of this Agreement and any extensions or renewals thereof, the Firm shall engage only the Default Specialist to provide Mortgage Default Services on behalf of any Client in the Territory, and shall not retain, hire, employ, use or engage any other Person to provide Mortgage Default Services. The Default Specialist shall be entitled to obtain injunctive relief against the breach or threatened breach of the obligations of the Firm set forth in this Section 4.1 without the posting of any bond or other security.
4.2 Notification to and Consents from Clients. In accordance with Applicable Law and any Engagement Letter, the Firm shall notify and, where required by the terms or conditions of any Engagement Letter, obtain the consent of its existing Clients and any new Clients of the Firm’s intention to use the Default Specialist to provide Mortgage Default Services.
4.3 Supervision of Default Specialist. The Firm agrees to cause its attorneys to provide supervision of the employees of the Default Specialist that are providing Mortgage Default Services in compliance with Applicable Law.
4.4 Support of the Default Specialist. Pursuant to the Sublease Agreements, the Firm shall permit employees of the Default Specialist to (i) utilize its office space, as the Parties shall mutually determine, acting reasonably and in good faith, and (ii) provide access to, and the authorized use of, all software and assets owned or licensed by the Firm needed by the Default Specialist to operate the Business and to adequately and efficiently provide the Mortgage Default Services to the Firm and its Clients; provided, however, that all office furniture, office equipment (including, but not limited to, telephones, computers and copiers), office supplies and all other normal and customary office products associated with or required to perform the Mortgage Default Services contemplated by this Agreement (collectively, the “Office Products”) shall be the responsibility of the Default Specialist. Notwithstanding the foregoing, the Firm shall have no responsibility for any Employee Expenses. The Firm shall provide to the Default Specialist in a timely manner file count reports in a form consistent with, and using the same methodology as, the file count reports generated by the Firm for its own account prior to the date of this Agreement.
4.5 Compliance With Law; Adherence to Professional Standards.
(a) Professional Ethical Requirements. From and after the Effective Date, the Firm shall fully inform the Default Specialist of all professional ethical responsibilities relating to the Practice of Law (and any changes thereto), as the same may be applicable to any Mortgage Default Services performed by the Default Specialist under this Agreement. The Firm will inform the Default Specialist of and cooperate with the Default Specialist to assure that any confidences and secrets of Clients will be protected and maintained to the full extent required by any professional ethics rules applicable to the Practice of Law.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(b) Compliance with Applicable Laws. The Firm shall perform Legal Services diligently, conscientiously and in a manner consistent with professional and ethical standards and in compliance with all Applicable Laws, including laws and professional ethical rules and requirements applying to the legal profession, and requirements of the Agencies. It is expressly acknowledged by the Parties that all Legal Services provided by the Firm shall be performed solely by licensed attorneys or under the direct supervision and control of licensed attorneys. Each of the attorneys working for the Firm shall be licensed to practice law in the State of Florida, and any other state or federal district in which such attorney renders Legal Services. The Firm shall require that all attorneys who are licensed and in good standing as lawyers with the applicable licensing authorities in one or more states and who perform the Practice of Law who are employees of the Firm comply with Applicable Laws, including, but not limited to, all applicable ethical standards and rules of professional responsibility relating to the Practice of Law.
4.6 Maintenance of Malpractice Insurance. During the term of this Agreement and any extensions or renewals thereof, and except as otherwise provided herein, the Firm shall maintain legal malpractice insurance policies (the “Malpractice Insurance Policies”) in at least the same amount as provided for by the Firm’s current Malpractice Insurance Policies issued by an insurance carrier with an A.M. Best rating of “A” or better. The Firm represents and warrants that the Malpractice Insurance Policies are in full force and effect and the Firm is not in default under any of them and no claim for coverage thereunder has been denied under any such current Malpractice Insurance Policies with respect to any matter. At the request of the Default Specialist from time to time, the Firm shall furnish the Default Specialist with a copy of the certificate of insurance evidencing the coverage under such Malpractice Insurance Policies and the Firm agrees that no such Malpractice Insurance Policies may be cancelled or the amount of coverage under such Malpractice Insurance Policies reduced without thirty (30) days prior written notice to the Default Specialist.
ARTICLE V
AFFIRMATIVE COVENANTS OF THE DEFAULT SPECIALIST
5.1 Hiring and Maintenance of Default Specialist Workforce; Compensation. The Default Specialist shall employ or otherwise retain and be responsible for selecting, hiring, training and supervising all personnel necessary or appropriate for the operation of the Default Specialist and the provision of Mortgage Default Services to the Firm (the “Default Specialist Workforce”). All employee and employment benefit matters shall be the responsibility of the Default Specialist, including, but not limited to, the number, nature, type and compensation of the Default Specialist Work Force and all administrative or governmental filings regarding employment. The Default Specialist shall have sole responsibility for the Employee Expenses (including any such expenses associated with the Default Specialist’s employment of the Restricted Party).
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

5.2 Office Products. The Default Specialist shall provide, at its sole expense, all Office Products to its employees in connection with its obligations under this Agreement, and shall have sole responsibility for the maintenance and insurance of such personalty, subject to the terms of the Sublease Agreements.
5.3 Performance of Mortgage Default Services. Default Specialist shall perform the Mortgage Default Services in a manner substantially consistent with the historical practices of the Firm.
5.4 Prohibition Against Providing Legal Services. The Parties acknowledge that the Default Specialist is not authorized or qualified to engage in any activity which under Applicable Laws may only be performed by licensed attorneys and that nothing herein shall be construed as permitting or authorizing the Default Specialist to provide Legal Services to Clients. Notwithstanding anything to the contrary in this Agreement, to the extent any act or service required of the Default Specialist is construed or deemed to constitute the provision of Legal Services, the Default Specialist is released from any obligation to provide, and the Firm shall be deemed not to have requested the Default Specialist to provide, such act or service.
5.5 Independence of the Firm. The Firm will be the exclusive provider of Legal Services to Clients under this Agreement and the Firm shall have complete and absolute control over the methods by which the Practice of Law is conducted by the Firm. All matters involving the internal management, control, or finances of the Firm shall remain the sole responsibility of the Firm and its partners, and the Default Specialist shall have no authority whatsoever over the Firm as it relates to its Practice of Law.
5.6 Maintenance of E & O Insurance. During the term of this Agreement and any extensions or renewals thereof, the Default Specialist shall maintain errors and omissions insurance policies with policy limits of at least $5 million per occurrence and $5 million in the aggregate, issued by an insurance carrier with an A. M. Best rating of “A” or better.
ARTICLE VI
CERTAIN COVENANTS OF BOTH PARTIES
6.1 Records. The Parties shall maintain accurate books and records regarding the provision of Mortgage Default Services to the Firm by the Default Specialist, in compliance with all Applicable Laws, and shall retain such records for not less than five (5) years or for such longer period as may be required under Applicable Law, including any securities laws applicable to Default Specialist or its Affiliates.
6.2 Transition to Veritas. The Firm shall use its commercially reasonable efforts to cooperate with the Default Specialist in the adaptation of the Veritas Software for use by the Firm after the Effective Date.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

ARTICLE VII
CONFIDENTIALITY; INTELLECTUAL PROPERTY
7.1 Protection of the Default Specialist’s Confidential Information.
(a) Confidential Information. All confidential information, proprietary information and rights, and trade secrets of the Default Specialist (the “Default Specialist Confidential Information”), shall be safeguarded and treated as confidential by the Firm. Default Specialist Confidential Information includes, but is not limited to, records, files, electronic records, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures and any information relating to and concerning the identity of customers, prospects, suppliers, employees and manner of operations of the Default Specialist. Default Specialist Confidential Information shall also include specifications, software code (including, but not limited to, the Veritas Software program owned by the Default Specialist), design, materials, documentation, flow charts, diagrams, schematics, data, databases, and business and production methods and techniques of the Default Specialist and all other confidential information, proprietary information and rights, and trade secrets of the Default Specialist. However, the Work Product, Work-in-Process and Client files of the Firm shall not in any event constitute Default Specialist Confidential Information.
(b) Nondisclosure of Confidential Information. The Firm recognizes and acknowledges that the Default Specialist Confidential Information is valuable, special and unique and that the protection of Default Specialist Confidential Information is critical to the Default Specialist and its ability to maintain its competitive advantage over its competitors. In furtherance thereof, the Firm shall use Default Specialist Confidential Information solely in conjunction with this Agreement. Without the express written consent of the Default Specialist, the Firm shall not at any time disclose or use Default Specialist Confidential Information to any Person except in furtherance of this Agreement.
(c) Disclosure under Court Order. Notwithstanding the foregoing restrictions, the Firm may use and disclose any Default Specialist Confidential Information to the extent required by an order of any Governmental Body, but only after the Default Specialist has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure, or in connection with any dispute between the Firm and the Default Specialist. The Firm shall cooperate fully with the Default Specialist in connection with obtaining any protective order or other appropriate remedy.
7.2 Protection of Firm Confidential Information.
(a) Confidential Information. All confidential information, proprietary information and rights and trade secrets of the Firm (“Firm Confidential Information”), shall be safeguarded and treated as confidential by the Default Specialist. Firm Confidential Information includes, but is not limited to any records, files, electronic records, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures, information relating to Clients, customers, prospects, suppliers, employees and manner of operations of the Firm, Work Product, Work-in-Process and any information of or pertaining to a Client that is confidential or privileged pursuant to any contract, statute, regulation, rule, code or legal precedent. Firm Confidential Information shall also include specifications, software code (including, but not limited to, the PREO Software), design, materials, documentation, flow charts, diagrams, schematics, data, databases and business and production methods and techniques of the Firm and all other confidential information, proprietary information and rights and trade secrets of the Firm.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(b) Nondisclosure of Confidential Information. The Default Specialist recognizes and acknowledges that Firm Confidential Information is valuable, special and unique and that the protection of Firm Confidential Information is critical to the Firm. In furtherance thereof, the Default Specialist shall use Firm Confidential Information solely in conjunction with this Agreement. Without the express written consent of the Firm, the Default Specialist shall not at any time disclose or use Firm Confidential Information to any Person except in furtherance of this Agreement.
(c) Disclosure under Court Order. Notwithstanding the foregoing restrictions, the Default Specialist may use and disclose any Firm Confidential Information to the extent required by an order of any Governmental Body, but only after the Firm has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. The Default Specialist shall cooperate fully with the Firm in connection with obtaining any protective order or other appropriate remedy.
7.3 Confidentiality of Third Party Information.
(a) Confidentiality of Third Party Confidential Information. The Parties recognize that each Party has received and in the future may receive confidential or proprietary information of Clients and other third parties and such information is subject to a duty on the part of the recipient to maintain the confidentiality of such information and to use it only for certain limited purposes. The Parties agree at all times during the term of this Agreement and thereafter, to hold such information in strictest confidence, and not to use it or disclose it to any Person, except as necessary in connection with the Firm’s performance of Legal Services, or the performance of Mortgage Default Services by the Default Specialist, consistent with their respective agreements with, or obligations under Applicable Law to, such Clients or other third parties.
(b) Covenant Against Disclosure. Each Party agrees to use commercially reasonable efforts to safeguard the confidential material and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof.
7.4 Exceptions to Definition of Confidential Information. The obligations of the Parties to treat any information as proprietary and confidential under this Article VII shall not apply to information which (i) is publicly available or (ii) is obtained from a third party that is not bound, to the knowledge of the receiving party, by an obligation of confidentiality.
7.5 Remedies. The Parties acknowledge that disclosure of any confidential material could give rise to irreparable injury to the Parties and that such injury may be inadequately compensable in damages. Accordingly, the Firm or the Default Specialist, as applicable, is entitled to obtain injunctive relief against the breach or threatened breach of the undertakings set forth in Sections 7.1, 7.2 and 7.3 without the posting of any bond or other security. This relief shall not be exclusive of, and shall be in addition to, any other remedies available at law or equity.
7.6 Ownership of Intellectual Property. The Firm acknowledges and agrees that the Default Specialist owns the worldwide right, title, and interest in and to any and all inventions, original works of authorship, findings, conclusions, ideas, data, databases, flowcharts, scripts, discoveries, developments, concepts, improvements, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, created or developed prior to the date of this Agreement which relate to the provision of Mortgage Default Services including all patent rights, copyrights, trademarks, know-how and trade secrets, or other intellectual property rights related thereto and all modifications, improvements or changes thereto (the “Default Specialist Intellectual Property”).
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

7.7 License of the Default Specialist Intellectual Property. During the term of this Agreement, the Default Specialist hereby grants the Firm a nonexclusive, worldwide, and royalty-free license to use the Default Specialist Intellectual Property for the benefit of Clients, subject to the following terms, conditions, and restrictions:
(a) The license granted pursuant to this Section 7.7 authorizes only the Firm and its authorized employees and any agents or contractors to use the Default Specialist Intellectual Property.
(b) No part or portion of the Default Specialist Intellectual Property may be sublicensed, copied, reproduced or duplicated by any means, or translated into machine language by the Firm, without the prior express written permission of the Default Specialist, except that the Firm may make those copies of the Default Specialist Intellectual Property necessary for non-productive back-up purposes only.
(c) The Firm’s license and right to use the Default Specialist Intellectual Property under the terms of this Agreement shall commence on the Effective Date and shall continue until the termination of this Agreement.
7.8 No License of PREO Software. Nothing herein shall grant to the Default Specialist any license or other right to use the PREO Software and the Default Specialist acknowledges and agrees that it has no right, title or interest of any kind in the PREO Software.
7.9 Disclosure. Notwithstanding anything in this Agreement which may imply the contrary, the Default Specialist and its Affiliates may (i) disclose the existence of this Agreement and the terms and conditions hereof and/or (ii) file a copy of this Agreement, to the extent determined by Default Specialist and its Affiliates to be required by Applicable Law, including, but not limited to, any applicable securities laws or stock exchange requirements.
ARTICLE VIII
RESTRICTIVE COVENANTS
8.1 Restrictive Covenants of the Firm. As additional consideration for the Default Specialist entering into this Agreement with the Firm and as additional consideration for the Default Specialist to purchase the Purchased Assets and to assume the Assumed Liabilities from the Firm pursuant to the Purchase Agreement, the Firm and the Restricted Party covenant with the Default Specialist as follows (with such covenants being collectively referred to below as the “Restrictive Covenants”):
(a) Non-Compete. During the term of this Agreement (including any extensions or renewals thereof), and for a period of two (2) years following termination of this Agreement (the “Restricted Period”), none of the Firm, the Restricted Party or any of their respective Affiliates shall directly or indirectly, without the prior written consent of the Default Specialist, purchase, join, control, invest in, organize, start or form, or contract with, any business or Person that will provide Mortgage Default Services anywhere in the State of Florida (the “Territory”). In addition, during the Restricted Period, the Firm shall be prohibited from effecting a merger or consolidation of the Firm with or into any other entity which is effected with a principal purpose of acquiring Mortgage Default Services capabilities for the Firm. Notwithstanding the foregoing, nothing contained in this Section 8.1(a) shall restrict, in any way, the Firm’s or the Restricted Party’s ability to provide or perform Legal Services to Clients of the Firm.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(b) Non-Solicitation. During the Restricted Period, without the prior written consent of the Default Specialist, none of the Firm, the Restricted Party, or any of their respective Affiliates shall, direct or indirectly, whether alone or in connection with any other Person, hire, recruit or employ, or solicit or otherwise seek to hire, recruit, or employ, any employee or independent contractor of the Default Specialist (i) who is then employed or engaged by the Default Specialist or (ii) who was employed or engaged by the Default Specialist within the six (6) month period prior to such contact.
8.2 Blue-Pencil. If any court of competent jurisdiction or any other Governmental Body shall at any time deem the term of any particular restrictive covenant contained in Section 8.1 too lengthy or the Territory too extensive, the other provisions of this Article VIII shall nevertheless stand, and the Restricted Period and/or the Territory shall be reduced to such duration or size as such court or Governmental Body shall determine to be permissible.
8.3 Remedies. The Firm and the Restricted Parties each acknowledge that any breach of any of the Restrictive Covenants could give rise to irreparable injury to the Default Specialist and that such injury may be inadequately compensable in damages. Accordingly, the Parties agree that the Default Specialist shall be entitled to obtain injunctive relief against the breach or threatened breach of the undertakings set forth in Section 8.1 without the posting of any bond or other security. This relief shall not be exclusive of, and shall be in addition to, any other remedies available at law or equity.
ARTICLE IX
TERM AND TERMINATION
9.1 Initial Term. The initial term of this Agreement shall be for a period of twenty (20) years, commencing as of the date hereof and ending at midnight on the twentieth anniversary of the date hereof (the “Initial Term”).
9.2 Automatic Ten Year Extensions. This Agreement shall be automatically extended for up to two (2) separate and successive ten (10) year periods (with each such successive ten (10) year period being referred to herein as an “Extended Term”) unless, and only if at least one (1) year prior to the expiration of the Initial Term or, if applicable, at least one (1) year prior to the expiration of the Extended Term then in effect, either Party shall give the other written notice of its intention not to extend the Initial Term or, if applicable, the Extended Term then in effect.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

9.3 Termination for Breach. Upon any Party hereto (the “Non-breaching Party”) becoming aware of a Material Breach of this Agreement by any other Party (the “Breaching Party”), the Non-breaching Party shall provide to the Breaching Party a written notice describing such Material Breach. The Breaching Party shall have a sixty (60) day period within which to cure such Material Breach. If the Breaching Party has not cured such Material Breach within such period, the Non-breaching Party may terminate this Agreement. Nothing in this Section 9.3 shall prejudice or otherwise restrict the Non-breaching Party in the exercise of any of its other remedies under this Agreement or Applicable Law.
9.4 Termination for Insolvency. In the event a Party shall become Insolvent, the other Party hereto may immediately terminate this Agreement upon written notice to the Insolvent Party.
9.5 Provisions Applicable Upon Any Termination of this Agreement.
(a) Payment of Fees. Notwithstanding any contrary provision contained in this Agreement, upon the expiration of the Initial Term or any Extended Term of this Agreement, or upon any earlier termination of this Agreement pursuant to any of the termination provisions contained in this Agreement, the Default Specialist shall continue to collect and receive all compensation, reimbursement, and payment due for all Mortgage Default Services provided prior to the effective date of the expiration or the termination of this Agreement.
(b) Default Specialist Proprietary Information. Upon any termination of this Agreement, the Firm shall immediately discontinue the use of and shall promptly return all Default Specialist Confidential Information that has been made available to the Firm by reason of participation herein and shall return all such property, together with any copies thereof in its possession, to the Default Specialist.
(c) Firm Proprietary Information. Upon any termination of this Agreement, the Default Specialist shall immediately discontinue the use of and shall promptly return all Firm Confidential Information that has been made available to the Default Specialist by reason of participation herein and shall return all such property, together with any copies thereof in its possession, to the Firm.
(d) Access to Records. The Firm shall provide to the Default Specialist access, at reasonable times and upon reasonable request, to records relating to the Legal Services provided in connection with any Mortgage Default Services the Default Specialist performed for the Firm, for a period ending one year after the later of (i) expiration of the applicable statute of limitations for any claim which may be asserted against the Default Specialist arising from the activities pursuant to this Agreement, or (ii) conclusion of all matters relating to such claim.
(e) Return of Work Product. Upon termination of this Agreement, or upon any Client’s earlier request, the Firm will ensure, and the Default Specialist will cooperate with the Firm in ensuring, that all Work Product and Work-in-Process, or any lesser part designated by the Firm or any Client in writing, shall be returned by the Default Specialist to the Firm or such Client (it being understood and agreed that the Default Specialist shall have no obligation to return any work product developed or arising out of the clerical, technical, administrative and other non-legal services performed by it pursuant to the terms hereof).
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

ARTICLE X
CHANGES
10.1 Changes. In the event (a) any Applicable Laws or any interpretations thereof, or any requirements of Clients, Agencies or Investors at any time during the term of this Agreement are modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the method of providing or paying for Mortgage Default Services as described in or contemplated by this Agreement, or (b) the manner of providing Mortgage Default Services, including the nature of the relationship or services involved in foreclosures that are the subject of the Mortgage Default Services, is required to change in any material respect to meet market demands for services of the type rendered by the Firm, which change, in either case, has or could reasonably be expected to have a material adverse effect on the ability of either the Firm or the Default Specialist to engage in commercial activity consistent with and in furtherance of its business plans (all of the foregoing being hereinafter collectively referred to as “Changes,” and individually, a “Change”), then the Parties to this Agreement shall negotiate in good faith to amend this Agreement as necessary to provide for procurement of services and payment hereunder, while at the same time preserving the economic expectations of the Parties as set forth herein, to the fullest extent reasonably possible. To the extent any act or service required of the Default Specialist in this Agreement should be construed or deemed, by any Applicable Law or Governmental Body to constitute the provision of Legal Services, the performance of said act or service by the Default Specialist shall be deemed waived and forever unenforceable and the provisions of this Section 10.1 shall be applicable. Neither Party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 10.1.
ARTICLE XI
INDEPENDENT RELATIONSHIP
11.1 Independent Contractor Status. Each of the Parties acknowledges that each is an independent contractor and not an agent, employee or representative of the other. This Agreement shall not create any partnership or joint venture between the Parties.
11.2 No Referral Arrangements. The Parties hereby acknowledge and agree that no benefits to the Default Specialist hereunder require or are in any way contingent upon the recommendation, referral or any other arrangement by the Default Specialist for the provision of any Legal Services or other service offered by the Firm.
11.3 No Restriction on the Default Specialist Expansion. The Default Specialist (and its Affiliates) may from time to time (i) be engaged by the Firm and any other Person to perform services which are not included in or related to the Mortgage Default Services, or (ii) invest in or engage in businesses wholly unrelated to the Mortgage Default Services; provided, however, the Default Specialist shall not provide any Legal Services. Nothing in this Agreement shall be construed to preclude the Default Specialist from providing services the same as or similar to those provided under this Agreement to other customers of the Default Specialist during the term of this Agreement; provided, however, that, during the Exclusivity Term only, the Default Specialist may only provide Mortgage Default Services within the Territory to the Firm.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

11.4 Referrals From Others than the Firm. The Default Specialist may from time to time (i) be engaged by other Persons to perform Mortgage Default Services; (ii) enter into agreements similar to this Agreement with other Persons; and (iii) enter into co-engagements with other law firms which will provide Legal Services for the Default Specialist customers, in all cases without the necessity of obtaining approval from the Firm, except that during the Exclusivity Term, any such actions described in clauses (i), (ii) and (iii) in this Section 11.4 which are proposed to be taken by the Default Specialist in the Territory shall require the prior written approval of the Firm.
ARTICLE XII
INDEMNIFICATION; LIMITATIONS OF LIABILITY
12.1 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES EVEN IF THE LIKELIHOOD OF SUCH DAMAGES IS KNOWN TO SUCH PARTY.
12.2 Costs of Enforcement. If either Party files suit in any court against the other Party to enforce the terms of this Agreement against the other Party or to obtain performance by the other Party hereunder, the Prevailing Party will be entitled to recover all reasonable costs, including Reasonable Attorneys’ Fees, from the other Party as part of any judgment in such suit. The term “Prevailing Party” shall mean the Party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint.
12.3 Force Majeure. No Party hereto shall be liable for delay or default in performing hereunder (other than a delay or default in payment of any monies due to the other Party) if such performance is delayed or prevented by a Force Majeure Condition.
12.4 Indemnification of the Firm by the Default Specialist. Subject to the limitations of Sections 12.1 and 12.7, the Default Specialist shall indemnify, defend and hold harmless the Firm and its officers, directors, employees, members, and equityholders from and against any claims, damages, losses, liabilities, costs and expenses, including Reasonable Attorneys’ Fees (collectively, the “Firm Damages”) arising out of or incurred in connection with (i) the failure of the Default Specialist to perform the Mortgage Default Services in accordance with this Agreement, including any Firm Damages incurred by the Firm arising out of the Default Specialist’s obligations under Article V above, (ii) any breach of this Agreement by the Default Specialist, or (iii) any disclosure of Firm Confidential Information; provided, however, that the Default Specialist will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability, or expense results from the willful misconduct or negligence of the Firm or any of its officers, directors, employees, members, and equityholders; and provided, further, that the maximum obligations for Firm Damages under this Section 12.4 shall be limited to Five Hundred Thousand Dollars ($500,000) per action or omission that gives rise to any such indemnification claim and an aggregate cap totaling Five Million Dollars ($5,000,000) during the entire term of this Agreement, including the Initial Term and any Extended Term. Such right of indemnification under this Section 12.4 will survive the termination of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

12.5 Indemnification of the Default Specialist by the Firm. Subject to the limitations of Sections 12.1 and 12.7, the Firm acknowledges that the Firm is responsible for the supervision, as may be required by Applicable Law, of the employees of the Default Specialist providing Mortgage Default Services to the Firm on behalf of the Clients pursuant to this Agreement. The Firm shall indemnify, defend and hold the Default Specialist and its officers, directors, employees, members, and equityholders harmless from and against any claims, damages, losses, liabilities, costs and expenses, including Reasonable Attorneys’ Fees which may be imposed upon, incurred by or asserted against the Default Specialist or such other indemnified Persons in any manner arising out of (i) the provision of Mortgage Default Services by the Default Specialist to the Firm pursuant to this Agreement in connection with the failure of an attorney employed by the Firm to properly supervise the employees of the Default Specialist or as a result of complying with such supervising attorney’s direction or supervision, (ii) any breach of or default under any Engagement Letter as a result of the referral of files by the Firm to the Default Specialist pursuant to this Agreement, (iii) any breach of this Agreement by the Firm, (iv) any disclosure of Default Specialist Confidential Information, (v) any disclosure of any information contained in any file or otherwise disclosed by the Firm or its employees or agents in contravention or violation of any Engagement Letter, Applicable Law or other obligation to any other Person or (vi) the access provided to, or the use of, any software and assets owned or licensed by the Firm to the Default Specialist in contravention or violation of (A) any contract, license, lease, agreement or other arrangement to which the Firm is a party or is subject to or (B) Applicable Law; provided that, the Firm will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability or expense results from the willful misconduct or negligence of the Default Specialist or any of its officers, directors, employees, members and equityholders (other than by the Restricted Party in his capacity as an officer and employee of the Default Specialist). Such right of indemnification under this Section 12.5 will survive the termination of this Agreement, and shall be limited to Five Hundred Thousand Dollars ($500,000) per action or omission that gives rise to any such indemnification claim and an aggregate cap totaling Five Million Dollars ($5,000,000) during the entire term of this Agreement, including the Initial Term and any Extended Term.
12.6 Indemnification Procedures. Promptly upon becoming aware of any matter which is subject to the provisions of Sections 12.4 or 12.5 (a “Claim”), any Person seeking indemnification (an “Indemnified Party”) must give notice of the Claim to the other Party (the “Indemnifying Party”), accompanied by a copy of any written documentation regarding the Claim received by the Indemnified Party. The Indemnified Party shall also provide reasonable cooperation and information to assist the Indemnifying Party in the defense or settlement of any Claim. If the Indemnified Party fails to notify the Indemnifying Party of the Claim promptly or to provide reasonable cooperation and information to defend or settle the Claim, the Indemnifying Party shall not be required to indemnify the Indemnified Party to the extent that such failure prejudices the Indemnifying Party’s ability to defend or settle the Claim. The Indemnifying Party, at its sole option, may take whatever action it deems reasonable and appropriate in the handling, defense, or settlement of any Claim, subject to the terms of any applicable insurance policy. The Indemnifying Party will notify the Indemnified Party in writing of any proposed settlement of a Claim, and shall not settle any Claim without the prior written consent of the Indemnified Party, which such consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not settle any Claim without the prior written consent of the Indemnifying Party.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

12.7 Limitation on Indemnification. No claim for indemnification by an Indemnified Party pursuant to Sections 12.4 or 12.5 shall be payable unless and until the aggregate amount of all Damages incurred by the Indemnified Party under Sections 12.4 or 12.5 exceeds Twenty-Five Thousand Dollars ($25,000.00), after which the Indemnified Party may seek indemnification for the full amount of such claims.
12.8 Sole and Exclusive Remedy. Except as otherwise expressly set forth in this Agreement, the Parties agree that the indemnification set forth in this Article XII shall be the sole and exclusive remedy for breaches of the representations, warranties, covenants and agreements described herein.
ARTICLE XIII
MISCELLANEOUS
13.1 No Other Agreement. The terms and conditions set forth in this Agreement are those adopted by the Parties after extensive study and discussion and supersede all other agreements, contracts, statements, courses of conduct, and expressions of intent which may have previously existed between the Parties. This Agreement, including the appendices, Schedules and Exhibits attached hereto and made a part hereof for all purposes, represent the entire agreement between the Parties with respect to the subject matter herein.
13.2 Notices. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; or (c) sent by next-day or overnight courier or delivery to the applicable address set forth below, as set forth below or, in each case, at such other address as may be specified in writing to the other Party:
If to the Default Specialist:
American Processing Company, LLC
c/o Dolan Media Company
Attn : James P. Dolan
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402
with a copy to:
Katten Muchin Rosenman LLP
Attn: Walter S. Weinberg, Esq.
525 West Monroe Street
Chicago, Illinois 60661-3693
If to Firm:
Albertelli Law
Attention: James E. Albertelli
208 North Laura Street, Suite 900
Jacksonville, Florida 32202
with a copy to:
Smith Hulsey & Busey
Attention: Stephen D. Moore, Jr., Esq.
225 Water Street, Suite 1800
Jacksonville, Florida 32202
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the date after such delivery, (y) if by certified or registered mail, on the third business day after the mailing thereof or (z) if by next-day or overnight courier or delivery, on the date of such delivery.
13.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles.
13.4 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect the meaning or interpretation of any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
13.5 Severability. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.
13.6 Due Authorization. Each Party warrants that the terms of this Agreement and its execution, delivery and performance have been duly authorized and approved by all necessary action of each Party.
13.7 Counterparts. The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manners and respects and for all purposes as an original and shall have the same binding legal effect as if it were the original signed version thereof delivered in person. None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

13.8 Amendments; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
13.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person (except for Persons entitled to indemnification hereunder) other than the Parties and their respective successors and permitted assigns.
13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Firm and Default Specialist and their respective successors and assigns; provided no such assignment shall relieve the assignor of its duties under this Agreement. Without limiting the foregoing, the Parties agree that neither this Agreement, nor any duties or obligations under this Agreement, shall be assigned or transferred by either Party without the prior consent of the other.
13.11 No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.
13.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
13.13 Arbitration. Except with respect to requests for injunctive or other equitable relief, in the event of any claim, dispute or controversy arising out of or related to this Agreement, the Default Specialist and the Restricted Party, both on behalf of himself and the Firm, agree to hold a face-to-face meeting at a mutually agreeable time and location to discuss and attempt to resolve in good faith any such claim, dispute or controversy. If the Default Specialist and the Restricted Party are unable to reach a consensual resolution of any such claim, dispute or controversy, then either the Default Specialist or the Restricted Party may request arbitration in accordance with the Commercial Arbitration Rules of the AAA by providing the other Party with written notice thereof. Any demand for arbitration hereunder must be filed in writing with the other Parties to this Agreement and with the AAA. The Parties shall select the arbitrator(s) according to the applicable AAA rules. Any arbitration proceedings under this Agreement shall be conducted in the State of Delaware. Any award rendered by an arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction. This Section 13.13 shall be specifically enforceable in accordance with applicable law in any court of competent jurisdiction. No undisputed payments due or payable under this Agreement shall be withheld on account of potential or pending arbitration proceedings.
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PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

IN WITNESS WHEREOF, the undersigned hereby execute this Services Agreement as of the date first above written.

AMERICAN PROCESSING COMPANY, LLC
By:	/s/ David A. Trott
	Name:	David A. Trott
	Title:	CEO and Chairman

JAMES E. ALBERTELLI, P.A.
By:	/s/ James E. Albertelli
	Name:	James E. Albertelli
	Title:	President

The undersigned hereby executes this Services Agreement solely for purposes of making the commitments set forth in Article VIII (Restrictive Covenants).
/s/ James E. Albertelli
James E. Albertelli, individually
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.